Exhibit A(1)(a)(i)

AMENDMENT NO. 1 DATED SEPTEMBER 24, 2021 TO

MASTER TRUST AGREEMENT DATED DECEMBER 18, 2019

WHEREAS, on December 18, 2019, Cowen and Company, LLC (as successor in interest to Cowen Prime Services, LLC), as the Depositor (the “Original Depositor”), Alaia Capital, LLC, as the Portfolio Consultant, Evaluator and Supervisor (the “Portfolio Consultant”), and The Bank of New York Mellon, as Trustee (the “Trustee”), executed a Master Trust Agreement (the “Master Trust Agreement”) pursuant to which a Delaware Statutory Trust titled “m+ funds Trust” (the “Trust”) was formed;

WHEREAS, the Original Depositor has executed a letter of resignation as depositor of the Trust, and delivered that letter to the Portfolio Consultant and the Trustee;

WHEREAS, the Portfolio Consultant has appointed Axio Financial LLC as the new depositor of the Trust (the “New Depositor”); and

WHEREAS, Section 5.05(a) of the Master Trust Agreement permits the amendment thereof without the consent of the Units of the Series to which an amendment applies if the depositor determines that such amendment will not alter or change the powers, preferences or special rights of any Units issued with respect to such Series so as to affect them adversely.

NOW THEREFORE, for good and sufficient consideration, the Original Depositor, the Portfolio Consultant, the Trustee and the New Depositor agree to the following:

1.       The Depositor for all existing and future Series of the Trust shall be the New Depositor, effective as of the date of this amendment no. 1 to the Master Trust Agreement (the “Amendment”). All references to the “Depositor” in the Master Trust Agreement shall be deemed to refer to the New Depositor.

2.       Both the Original Depositor and the New Depositor have determined that this Amendment will not alter or change the powers, preferences or special rights of any Units issued with respect to all existing Series of the Trust so as to affect them adversely.

3.       All other conditions of Section 5.05 of the Master Trust Agreement have been complied with.

4.       Sections 5.07(ii)-(iv), Notices, of the Master Trust Agreement are hereby deleted in their entirety and replaced with the following:

“(ii)	If to the Depositor:

Axio Financial LLC
62 West 45th Street, 5th Floor
New York, New York 10036
Attn: Ian Shainbrown
Executive Vice President
ishainbrown@axiofinancial.com

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(iii)	If to the Portfolio Consultant, Evaluator and Supervisor:

Alaia Capital, LLC
62 West 45th Street, 5th Floor
New York, New York 10036
Attn: Ian Shainbrown
Executive Vice President
ishainbrown@axiofinancial.com

(iv)	If to the Trustee:

The Bank of New York Mellon
240 Greenwich Street, 28W Floor
New York, New York 10286
Attn: Unit Investment Trust Division”

5.       Except as to the amendments to the Master Trust Agreement made by this Amendment, all other provisions of the Master Trust Agreement remain in full force and effect.

6.       Terms used but not defined herein have the meanings assigned to those terms in the Master Trust Agreement.

7.       This Amendment is governed by the Delaware Statutory Trust Statute.

8.       This Amendment may be executed in several counterparts each of which shall be regarded as the original and all of which shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.

COWEN AND COMPANY, LLC

as Original Depositor

By:	Cowen Holdings, Inc.,
its sole member

By:	/s/ Owen Littman
Name:	Owen Littman
Title:	General Counsel

AXIO FINANCIAL LLC

as Depositor

By:	/s/ Ian Shainbrown
Name:	Ian Shainbrown
Title:	Executive Vice President

ALAIA CAPITAL, LLC

as Portfolio Consultant, Evaluator and Supervisor

By:	/s/ Ian Shainbrown
Name:	Ian Shainbrown
Title:	Executive Vice President

THE BANK OF NEW YORK MELLON

as Trustee

By:	/s/ Rosalia A. Koopman
Name:	Rosalia A. Koopman
Title:	Managing Director

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